Exhibit 10.69

January 29, 2015

Kelly Walters
President and Chief Executive Officer
Supertel Hospitality, Inc.
1800 West Pasewalk Avenue, Suite 200
Norfolk, Nebraska 68701

Dear Kelly,

As discussed, we agree that you will extend your service as President and Chief Executive Officer to the earlier of the hiring of a new chief executive officer or February 28, 2015.  Additionally, the April 30, 2015 date set forth in the Company’s letter to you, dated December 19, 2014, is extended to May 31, 2015.  All other matters set forth in the Company’s letter remain unchanged.

If the foregoing is acceptable to you, please sign and date below and return a signed copy to me.

Supertel Hospitality, Inc.

/s/ James Friend
James Friend, Chairman of
the Board of Directors

Accepted and agreed this January 29, 2015

/s/ Kelly A. Walters
Kelly A. Walters